UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2007

PIONEER NATURAL RESOURCES COMPANY

(Exact name of Registrant as specified in its charter)

Delaware	1-13245	75-2702753
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5205 N. O'Connor Blvd., Suite 200, Irving, Texas		75039
(Address of principal executive offices)		(Zip Code)

(972) 444-9001
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

A subsidiary of Pioneer Natural Resources Company (“Pioneer” or the “Company”) joined other companies in a production sharing contract covering the oil prospecting license for Block 320 in deepwater Nigeria, gaining exploration rights from the Nigerian National Petroleum Corporation. The subsidiary, which holds a 51 percent interest in Block 320, is indirectly owned 59 percent by the Company and 41 percent by an unaffiliated third party. In July 2007 the Company announced that it had reached an agreement to divest its interest with respect to Block 320, subject to governmental approvals and certain other conditions. The purchaser was unable to obtain the requisite governmental approvals prior to the deadline set forth in the agreement (as extended) and as a result, Pioneer terminated the agreement.

As a result of on-going due diligence efforts that emerged as part of the Company’s compliance efforts, the Board of Directors of the Company with assistance from outside counsel determined that the Company cannot, consistent with its legal obligations, fund or approve future operations in connection with Block 320. In particular, the Board determined that based on recently obtained information, the Company could not continue its efforts with respect to Block 320 in a manner that is consistent with the U.S. Foreign Corrupt Practices Act. As a result, Pioneer is undertaking a process of withdrawal from the production sharing contract relating to Block 320 and related agreements.

PIONEER NATURAL RESOURCES COMPANY

S I G N A T U R E

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIONEER NATURAL RESOURCES COMPANY

Date: August 7, 2007	By:	/s/ Darin G. Holderness
Darin G. Holderness
Vice President and Chief Accounting Officer